Issuer Free Writing Prospectus
Filed Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement No. 333-117047-01
Relating to Prospectus Filed Pursuant to Rule 424(b)(5)

Issuer:	Mack-Cali Realty, L.P.
6-Year Tranche
Principal:	$100,000,000
Coupon:	5.25%
Trade Date:	January 18th, 2006
Settlement:	January 24th, 2006 (T+4)
Maturity:	January 15th, 2012
Coupon Payments:	January 15th and July 15th, commencing July 15th, 2006
Price to Investors:	Variable
Proceeds to Company:	98.833%, $98,833,000
Accrued Interest:	Flat
Use of Proceeds:	Reduce outstanding borrowings under $600 million unsecured revolving credit facility
Redemption Provision:	Callable at any time at a make-whole price of comparable maturity U.S. Treasury + 20 bps
Underwriter:	JPMorgan
10-Year Tranche
Principal:	$100,000,000
Coupon:	5.80%
Trade Date:	January 18th, 2006
Settlement:	January 24th, 2006 (T+4)
Maturity:	January 15th, 2016
Coupon Payments:	January 15th and July 15th, commencing July 15th, 2006
Price to Investors:	Variable plus accrued interest from November 30, 2005
Proceeds to Company:	101.081%, $101,081,000
Accrued Interest:	$870,000 as of January 24, 2006
Use of Proceeds:	Reduce outstanding borrowings under $600 million unsecured revolving credit facility
Redemption Provision:	Callable at any time at a make-whole price of comparable maturity U.S. Treasury + 25 bps
Underwriter:	JPMorgan

        The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (Commission File No. 333-117047-01) and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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